Exhibit 10.6

API Technologies Corp.

4705 S. Apopka Vineland Road, Suite 210

Orlando, Florida 32819

February 24, 2011

Bel Lazar

11474 Twin Hills Ave.

Porter Ranch, CA 91326

Dear Bel:

I am pleased to offer you a position with API Technologies Corp. (the “Company”) as its President and Chief Operating Officer, working out of your home office in Northridge, California. This letter sets forth the terms and conditions of the Company’s offer of employment to you.

1.	Base Salary. You will be paid an annual base salary of $500,000, which will be paid on a semi-monthly basis in accordance with the Company’s normal payroll procedures.

2.	Incentive Compensation. You will be eligible to receive an annual cash incentive (“Annual Incentive”) payable for the achievement of performance goals established by the Compensation Committee of the Board of Directors (“Committee”). Your target Annual Incentive will be 70% of your base salary and your maximum target opportunity will be 100% of your base salary, based on specified levels of performance goals being achieved. The actual earned Annual Incentive, if any, payable to you for any performance period will depend upon the extent to which the applicable performance goals specified by the Committee are achieved and will be decreased or increased for under- or over-performance. Receipt of the Annual Incentive is contingent on your continued employment with the Company through the date of payment.

3.	Stock Award Signing Bonus. We will recommend at the first Committee meeting following your start date that you be granted 300,000 shares of Company Common Stock as a signing bonus (the “Stock Grant”). The Stock Grant will be made to you on the business day immediately following the date that the Committee approves the grant. The Stock Grant shall be subject to the terms and conditions of the Company’s 2006 Equity Incentive Plan.

4.	Auto Allowance. You are eligible to receive an auto allowance of $1,000 per month. In addition to the auto allowance, you may submit gasoline and oil receipts for reimbursement through the Company’s expense reporting and reimbursement policies. All other auto-related expenses are covered in your monthly auto allowance.

5.	Life & AD&D Insurance. The Company will provide basic life insurance and accidental death and dismemberment insurance coverage for you that is equal to two times your base salary. The Company will pay 100% of the premiums to maintain this coverage throughout your employment.

6.	Medical & Dental Insurance. The Company will provide medical and dental insurance to you and your covered dependents. The Company will pay 100% of the premiums to maintain this coverage throughout your employment.

7.	Other Employee Benefits. As a full-time employee of the Company, you will be eligible to participate in other employee benefit plans, including vacation and other benefits that are generally made available to other employees of the Company, subject to the terms, conditions and eligibility requirements of such plans and the Company’s policies.

8.	At-Will Employment. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Also, you should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

9.	Background Checks. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a completion of such a background investigation and/or reference check, if any.

10.	Immigration Compliance. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

11.	Disclosure Requirement. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. The Company understands that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

12.

Rules of Workplace Conduct. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

13.	Execution of Confidentiality Agreement. As a condition of your employment, you are also required to sign and comply with a Confidentiality and Intellectual Property Rights Agreement (the “Confidentiality Agreement”), which is incorporated by reference herein and which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, we expect that your first day of employment will be on or about March 1, 2011.

This letter, along with any agreements relating to proprietary rights between you and the Company and agreements relating to the Stock Grant, set forth the terms of your employment with the Company and supersede any prior or contemporaneous representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of the Board of Directors and you. This offer of employment will terminate if it is not accepted, signed and returned by February 28, 2011.

We look forward to your favorable reply and to working with you at API Technologies Corp.

Sincerely,

/s/ Brian Kahn
Brian Kahn Chairman of the Board

Agreed to and accepted:

Signature:	/s/ Bel W. Lazar

Printed Name:	Bel W. Lazar

Date:	February 25, 2011

Enclosures

Duplicate Original Letter

Confidentiality and Intellectual Property Rights Agreement